Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 57430-8

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

June 2, 2006

PLAYBOX (US) INC.	EXHIBIT 5.1 &
Suite 5.15, MLS Business Centre,	EXHIBIT 23.2
130 Shaftesbury Avenue,
London, W1D 5EU

Attention:                 Mr. Robert Burden, President

Dear Sirs:

PLAYBOX (US) INC. - Registration Statement on Form SB-2

               I have acted as counsel for Playbox (US) Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, relating to the offering of 9,850,139 shares of the Company’s common stock (the “Shares”) by the selling shareholders named in the Registration Statement (the "Selling Shareholders”).

               In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement dated June 2, 2006 and the exhibits attached thereto; (b) the Company’s Articles of Incorporation and Certificate of Amendment to Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the sole director approving the issuance of the Shares to the Selling Shareholders; (e) agreements entered into with the Company providing for the issuance of the Shares; (f) an Officer’s Certificate executed by Robert Burden, President and Chief Executive Officer; and (g) other documents as I have deemed relevant.

               For purposes of this opinion, I have not reviewed any documents other than the documents listed in (a) through (g) above. In particular, I have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (g) above) that is referred to or incorporated by reference into, the documents reviewed by me.

               Based upon the foregoing, I am of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company’s common stock.

               My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

(ii)

I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect.

(iii)

I have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being referred to in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

/s/ Michael H. Taylor

Michael H. Taylor *

* Member of the Nevada State Bar

MHT/j